Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman and Co-Chief Executive Officer (951) 739-6200

Roger S. Pondel / Judy Lin
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2023 SECOND QUARTER FINANCIAL RESULTS

-- Record Second Quarter Net Sales Rise 12.1 Percent to $1.85 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $38.4 Million, Rise 14.4 Percent --

-- Second Quarter Net Income Increases 51.4 Percent to $413.9 Million --

Corona, CA – August 3, 2023 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2023.

Second Quarter Results

Net sales for the 2023 second quarter increased 12.1 percent to $1.85 billion, from $1.66 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2023 second quarter of $38.4 million. Net sales on a foreign currency adjusted basis increased 14.4 percent in the 2023 second quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and Reign Storm® total wellness energy drinks, increased 9.7 percent to $1.69 billion for the 2023 second quarter, from $1.54 billion for the 2022 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $36.3 million for the 2023 second quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 12.1 percent in the 2023 second quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 26.0 percent to $99.7 million for the 2023 second quarter, from $79.1 million in the 2022 second quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $2.1 million for the 2023 second quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 28.7 percent in the 2023 second quarter.

(more)

Monster Beverage Corporation

2-2-2

Net sales for the Alcohol Brands segment, which is comprised of The Beast UnleashedTM, as well as the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, increased 88.2 percent to $61.1 million for the 2023 second quarter, from $32.4 million in the 2022 second quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased 22.2 percent to $7.3 million for the 2023 second quarter, from $6.0 million in the 2022 second quarter.

Net sales to customers outside the United States increased 10.2 percent to $715.4 million in the 2023 second quarter, from $649.0 million in the 2022 second quarter. Such sales were approximately 39 percent in both the 2023 and 2022 second quarters. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 16.1 percent in the 2023 second quarter.

Gross profit as a percentage of net sales for the 2023 second quarter was 52.5 percent, compared with 47.1 percent in the 2022 second quarter. The increase in gross profit as a percentage of net sales was primarily the result of pricing actions, decreased freight-in costs and decreased aluminum can costs.

Operating expenses for the 2023 second quarter were $450.4 million, compared with $406.9 million in the 2022 second quarter. Operating expenses as a percentage of net sales for the 2023 second quarter were 24.3 percent, compared with 24.6 percent in the 2022 second quarter.

Distribution expenses for the 2023 second quarter were $82.0 million, or 4.4 percent of net sales, compared with $87.9 million, or 5.3 percent of net sales, in the 2022 second quarter.

Selling expenses for the 2023 second quarter were $172.6 million, or 9.3 percent of net sales, compared with $150.4 million, or 9.1 percent of net sales, in the 2022 second quarter.

General and administrative expenses for the 2023 second quarter were $195.8 million, or 10.6 percent of net sales, compared with $168.7 million, or 10.2 percent of net sales, for the 2022 second quarter. Stock-based compensation was $18.6 million for the 2023 second quarter, compared with $16.3 million in the 2022 second quarter.

Operating income for the 2023 second quarter was $523.8 million, compared with $373.0 million in the 2022 second quarter.

The effective tax rate for the 2023 second quarter was 23.2 percent, compared with 25.3 percent in the 2022 second quarter.

Net income for the 2023 second quarter increased 51.4 percent to $413.9 million, from $273.4 million in the 2022 second quarter. Net income per diluted share for the 2023 second quarter increased 52.8 percent to $0.39, from $0.26 in the second quarter of 2022.

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “We are seeing sustained growth in the energy drink market in the United States, as well as internationally. We are pleased to report another quarter of continued revenue growth, with record sales for our second fiscal quarter. The quarter was again impacted by unfavorable foreign currency exchange rates.

“Gross profit margins in the quarter improved significantly as compared to the 2022 second quarter, primarily as a result of pricing actions, decreased freight-in costs and decreased aluminum can costs. As expected, promotional allowances as a percentage of net sales for the 2023 second quarter were marginally higher than the comparable 2022 second quarter as well as marginally higher than the 2023 first quarter.

(more)

Monster Beverage Corporation

3-3-3

“Internationally, we implemented price increases in certain markets during the 2023 second quarter, with additional price increases planned in a number of other markets during the remainder of the year. In certain markets, such increases are in addition to price increases implemented in 2022.

“On July 31, 2023, we completed our purchase of Bang Energy and are in the process of integrating this brand into our portfolio,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “We are pleased with our new product innovation launches in the first half of this year.  We are particularly excited with the launch in March 2023, of Reign Storm®, positioned in the total wellness energy category in the United States.

“During the second quarter, we continued our roll-out of our first flavored malt beverage alcohol product, The Beast Unleashed™, in the United States. We are pleased with the results of the launch to date and are continuing to expand distribution into additional markets, with the goal of being national by the end of the year.  We will be launching certain flavors of The Beast Unleashed™ in new 24 oz. single serve cans mainly for the convenience and gas market.

“We also plan to launch a hard iced tea extension of The Beast Unleashed™, named Nasty Beast™ Hardcore Tea, later this year or early next year, with a goal of national distribution in the first half of 2024. The brand will be available in four flavors: Original, Half & Half, Razzleberry and Green. Nasty Beast™ Hardcore Tea will be sold in a variety 12-pack and 24 oz. single-serve cans.

“We have a robust innovative pipeline of both alcoholic and non-alcoholic beverages,” Sacks added.

2023 Six-Months Results

Net sales for the six-months ended June 30, 2023 increased 12.0 percent to $3.55 billion, from $3.17 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact of $90.4 million on net sales for the six-months ended June 30, 2023. Net sales on a foreign currency adjusted basis increased 14.8 percent in the six-months ended June 30, 2023.

Gross profit as a percentage of net sales for the six-months ended June 30, 2023 was 52.7 percent, compared with 49.0 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2023 were $863.2 million, compared with $784.1 million in the comparable period last year.

Operating income for the six-months ended June 30, 2023 increased to $1.01 billion, from $772.4 million in the comparable period last year.

The effective tax rate for the six-months ended June 30, 2023 was 21.7 percent, compared with 25.2 percent in the comparable period last year.

Net income for the six-months ended June 30, 2023 increased 42.9 percent to $811.3 million, from $567.6 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2023 was $0.77, compared with $0.53 in the comparable period last year.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2023 second quarter under the previously authorized repurchase programs. As of August 3, 2023, approximately $682.8 million remained available for repurchase under the previously authorized repurchase programs.

Bang Energy

On July 31, 2023 the Company completed its acquisition of substantially all of the assets of Vital Pharmaceuticals, Inc. and certain of its affiliates (collectively, “Bang Energy”) for a purchase price of approximately $362 million, subject to adjustments. The acquired assets include Bang Energy beverages and a beverage production facility in Phoenix, Arizona.

(more)

Monster Beverage Corporation

4-4-4

Investor Conference Call

The Company will host an investor conference call today, August 3, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® non-carbonated refreshment + energy drinks, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® clean energy drinks, NOS® energy drinks, Full Throttle® energy drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers and The Beast Unleashed™. For more information visit www.monsterbevcorp.com.

(more)

Monster Beverage Corporation

5-5-5

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate Bang Energy businesses and assets, transition the acquired beverages to the Company’s primary distributors, and retain and increase sales of the acquired beverages; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2022 and our subsequently filed quarterly report. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2023 AND 2022

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales[1]	$1,854,961	$1,655,260	$3,553,891	$3,173,833

Cost of sales	880,739	875,399	1,681,820	1,617,306

Gross profit[1]	974,222	779,861	1,872,071	1,556,527
Gross profit as a percentage of net sales	52.5%	47.1%	52.7%	49.0%

Operating expenses	450,417	406,910	863,201	784,088
Operating expenses as a percentage of net sales	24.3%	24.6%	24.3%	24.7%

Operating income[1]	523,805	372,951	1,008,870	772,439
Operating income as a percentage of net sales	28.2%	22.5%	28.4%	24.3%

Interest and other income (expense), net	15,159	(6,781)	27,653	(14,080)

Income before provision for income taxes[1]	538,964	366,170	1,036,523	758,359

Provision for income taxes	125,093	92,810	225,208	190,796
Income taxes as a percentage of income before taxes	23.2%	25.3%	21.7%	25.2%

Net income	$413,871	$273,360	$811,315	$567,563
Net income as a percentage of net sales	22.3%	16.5%	22.8%	17.9%

Net income per common share:
Basic	$0.40	$0.26	$0.78	$0.54
Diluted	$0.39	$0.26	$0.77	$0.53

Weighted average number of shares of common stock and common stock equivalents:
Basic	1,047,065	1,057,233	1,045,993	1,058,017
Diluted	1,060,093	1,069,622	1,059,667	1,070,418

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	198,406	184,197	380,850	352,990
Average net sales per case[2]	$9.00	$8.78	$9.02	$8.82

1Includes $10.0 million and $10.1 million for the three-months ended June 30, 2023 and 2022, respectively, related to the recognition of deferred revenue. Includes $19.9 million and $20.1 million for the six-months ended June 30, 2023 and 2022, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment net sales of $61.1 million and $32.4 million for the three-months ended June 30, 2023 and 2022, respectively, as these sales do not have unit case equivalents. Excludes Other segment net sales of $7.3 million and $6.0 million for the three-months ended June 30, 2023 and 2022, respectively, comprised primarily of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Alcohol Brands segment net sales of $107.4 million and $47.7 million for the six-months ended June 30, 2023 and 2022, respectively, as these sales do not have unit case equivalents. Excludes Other segment net sales of $11.9 million for both the six-months ended June 30, 2023 and 2022, respectively, comprised primarily of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2023 AND DECEMBER 31, 2022

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,869,774	$1,307,141
Short-term investments	1,417,239	1,362,314
Accounts receivable, net	1,333,004	1,016,203
Inventories	846,812	935,631
Prepaid expenses and other current assets	148,750	109,823
Prepaid income taxes	38,534	33,785
Total current assets	5,654,113	4,764,897

INVESTMENTS	62,248	61,443
PROPERTY AND EQUIPMENT, net	576,645	516,897
DEFERRED INCOME TAXES	177,039	177,039
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,224,100	1,220,410
OTHER ASSETS	151,252	134,478
Total Assets	$9,263,338	$8,293,105

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$568,613	$444,265
Accrued liabilities	198,656	172,991
Accrued promotional allowances	283,647	255,631
Deferred revenue	42,765	43,311
Accrued compensation	56,195	72,463
Income taxes payable	12,704	13,317
Total current liabilities	1,162,580	1,001,978

DEFERRED REVENUE	215,039	223,800

OTHER LIABILITIES	44,255	42,286

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,118,269 shares issued and 1,047,485 shares outstanding as of June 30, 2023; 1,283,688 shares issued and 1,044,600 shares outstanding as of December 31, 2022	5,591	6,418
Additional paid-in capital	4,869,791	4,776,804
Retained earnings	5,120,063	9,001,173
Accumulated other comprehensive loss	(155,725)	(159,073)
Common stock in treasury, at cost; 70,784 shares and 239,088 shares as of June 30, 2023 and December 31, 2022, respectively	(1,998,256)	(6,600,281)
Total stockholders' equity	7,841,464	7,025,041
Total Liabilities and Stockholders’ Equity	$9,263,338	$8,293,105